Trunkbow Announces Fourth Quarter and Full Year 2011 Financial Results

Beijing, China, March 30, 2012 – Trunkbow International Holdings Limited (NASDAQ: TBOW) (“Trunkbow” or the “Company”), a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Services (“MVAS”) in the People’s Republic of China, today announced financial results for its fourth quarter and full year ended December 31, 2011.

Full Year 2011 Financial Highlights

•	Gross revenue increased 19.6% year-over-year to $29.7 million, compared with $24.8 million in 2010.
o	MVAS gross revenue grew 37.7% to $17.4 million
o	MPS gross revenue grew 0.8% to $12.3 million
•	Gross profit increased 17.9% year-over-year to $22.9 million, compared with $19.5 million in 2010.
•	Net income increased 25.1% year-over-year to $16.9 million, or $0.47 per diluted share. This compared with net income of $13.5 million, or $0.44 per diluted share, in 2010.
•	As of December 31, 2011, cash and cash equivalents totaled $6.1 million, compared with $10.3 million as of December 31, 2010.
•	Introduced full-year 2012 guidance of approximately $23 million in net income, representing 36% growth compared with 2011.

Fourth Quarter 2011 Financial Highlights

•	Gross revenue was $9.7 million, compared with $13.9 million in the fourth quarter of 2010.
o	MPS gross revenue increased to $8.2 million, compared with $7.0 million in the fourth quarter of 2010.
o	MVAS gross revenue totaled $1.5 million, compared with $6.9 million a year ago.
•	While gross profit decreased 17.5% year-over-year to $8.3 million, from $10.1 million in the fourth quarter of 2010, gross margin improved to 86.7%, compared with 73.6% in the fourth quarter of 2010.

2011 and Recent Business Highlights

•	Partnered with China UnionPay, China’s leading bankcard association, to launch the Trunkbow UnionPay mobile payment applet, enabling simple, secure M-commerce transactions through China’s largest financial clearing house.
•	Extended partnership with China UnionPay to develop and deploy new online-to-offline payment system.
•	Launched first MPS platform with China Mobile in Hebei Province.
•	Expanded presence with China Unicom through installation of an MPS platform in Hubei Province, increasing total penetration through this carrier to ten provinces.
•	Entered strategic partnership with China Telecom for nationwide rollout of Bestpay MPS application to the carrier’s 28 million 3G subscribers.
•	Signed agreement with group of online retailers to enable the purchase of movie tickets at over 270 theaters using the Bestpay application.

“2011 began with our initial public offering on the Nasdaq, and throughout the year we made progress against our key strategic growth objectives while generating record full-year revenue, gross profit and net income. We significantly expanded our geographic presence with wireless carriers, finishing the year with 27 platform installations in 19 provinces nationwide and signed two important software partnerships, with China Telecom and China UnionPay, which will greatly increase our subscriber penetration and position us well to ramp our merchant acquisition efforts in the new year,” said Mr. Qiang Li, Chief Executive Officer of Trunkbow.“ Through the end of 2011, approximately 1 million mobile users had made a purchase using our physical Point-of-Sale or software-based MPS technology, a number that we expect to increase dramatically in 2012 as we continue to grow our merchant network through new POS terminal installations and application partnerships.

“We believe that MPS adoption presents a compelling value proposition for merchants both online and off-line, and is an important tool that can be used for customer engagement and to improve the overall purchasing experience. By integrating features such as loyalty and rewards programs, location-based services, mobile couponing and handset-based alerts, we believe that MPS can simplify consumers’ lives while helping merchants attract new shoppers and retain existing customers. We expect that the recurring revenue generated by the shift in our MPS business will provide a solid foundation for our expected 20% top-line growth in 2012. We are well positioned to build upon our leadership position in the world’s largest mobile phone market, not only growing our business, but helping drive the growth of this emerging industry.”

Fourth Quarter 2011 Results

Gross revenue in the fourth quarter of 2011 was $9.7 million, compared with gross revenue of $13.9 million in the same period a year ago. Revenue from MPS increased to $8.2 million in the fourth quarter of 2011, compared with $7.0 million in the year-ago period. The increase in MPS revenue was primarily related to the continued rollout of mobile payment platforms in new provinces. Revenue from the Company’s MVAS offering totaled $1.5 million, compared with $6.9 million in the fourth quarter of 2010. The year-over-year decline in revenue was primarily attributable to reduced customer demand in the fourth quarter of 2011.

Cost of revenue in the fourth quarter of 2011 was $1.3 million, compared with $3.6 million in the same period of 2010. The decrease in cost of revenue was primarily attributed to the decrease in MVAS gross sales.

Gross profit in the fourth quarter of 2011 totaled $8.3 million, compared with $10.1 million in the fourth quarter of 2010. As a percentage of gross revenue, gross margin was 86.7% in the fourth quarter of 2011, compared with 73.6% in the year-ago period. The increase in gross margin was primarily attributable to increased profitability associated with the Company’s MPS software sales.

Operating expenses in the fourth quarter of 2011 were $4.4 million, compared with $1.9 million in the fourth quarter of 2010, with the increase driven primarily by increased selling expenses to support the Company’s direct sales and merchant acquisition efforts, as well as increased general and administrative expenses related to being a US public company. Operating expenses in the fourth quarter of 2011 also included $0.9 million of general and administrative expenses related to a provision for doubtful debts.

Operating income in the fourth quarter of 2011 was $3.9 million, compared with $8.2 million reported in the year-ago period. The decrease in operating income for the quarter was primarily related to the decrease in revenue associated with MVAS and the increased operating expenses including the abovementioned provision for doubtful debts, partially offset by gross margin improvement.

Net income attributable to Trunkbow was $4.8 million in the fourth quarter of 2011, a decrease of 41.5% from the comparable period in 2010. Net margin was 50.1% in the fourth quarter of 2011, compared with 60.0% in the fourth quarter of 2010. Earnings per diluted share in the fourth quarter of 2011 were $0.13 compared to $0.25 per diluted share in the year-ago period.

Balance Sheet and Cash Flow

As of December 31, 2011, the Company had $6.1 million in cash and cash equivalents, compared with $10.3 million as of December 31, 2010. The decrease in cash and cash equivalents was primarily due to increases in inventories, accounts receivable, advances to suppliers, property and equipment, and land use rights, partially offset by the proceeds from the Company’s initial public offering completed in February 2011. As of December 31, 2011, the Company had working capital of $62.0 million and total shareholders’ equity of $82.2 million. Accounts receivable on December 31, 2011 totaled approximately $41.1 million. As of March 30, 2012, the Company had collected approximately $5.7 million of these outstanding receivables.

Business Outlook

Trunkbow introduced 2012 financial guidance, which calls for approximately $23 million in net income, representing 36% growth over 2011. The Company expects that this growth will be largely the result of the continued expansion of the MPS and MVAS markets, as it develops its merchant network, broadens its presence in new provinces, increases its penetration within China’s leading mobile carriers and launches its technology in strategically targeted international markets.

Mr. Li concluded, "Our accomplishments in 2011 included strong double-digit growth across each of our key operating metrics. Looking ahead, as we execute on our merchant acquisition strategy and shift the mix of MPS sales form one-time system installations toward a recurring revenue model driven by function fees and transaction-based revenue, we expect to see greater top-line stability and a steadier revenue ramp. Mobile phones are already an integral part of consumers’ lives, and their importance is increasing every day through enhancements and the addition of new functionalities. One such functionality is the use of the handset as a payment method, something that Chinese consumers are just beginning to adopt. We expect to see rapid growth in end-user uptake as more merchants implement MPS to give their customers a new, simple and secure payment alternative. Through our partnerships with China’s three mobile carriers and its dominant financial clearing house, our technological leadership and concentrated growth strategy, Trunkbow is poised to lead the MPS revolution in China, and we look forward to the opportunities that lie ahead.”

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter and full year 2011 on March 30, 2012, at 8:00 a.m. EDT. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (718) 354-1231. International callers should dial +65 6723-9381. The pass code required is 22600413. A live webcast of the conference call will be available on the investor relations section of Trunkbow’s website at http://www.trunkbow.com, and will be archived for a period of one year.

If you are unable to participate in the call, a replay will be available for 14 days beginning approximately two hours after the conclusion of the live call. To access the replay, please dial +1 (718) 354-1232, international callers dial +61 (2) 8235-5000, and enter the passcode 62605401.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in PRC. Trunkbow’s solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For additional information please visit http://www.trunkbow.com

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company’s relationship with China’s major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information

In China: In the U.S.

Trunkbow International Holdings Limited The Piacente Group

Ms Alice Ye, Chief Financial Officer Brandi Floberg/Lee Roth

Phone: +86 (10) 8571-2518 (Beijing) Phone: + (1) 212-481-2050 (New York)

Email: ir@trunkbow.com E-mail: trunkbow@tpg-ir.com

The Piacente Group

Wendy Sun

Phone: +86 (10) 6590-7991(Beijing)

E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW –

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$6,139,589	$10,259,750
Restricted deposit	0	362,987
Accounts receivable	41,147,767	25,658,184
Advances to suppliers	13,270,125	6,881,368
Prepaid expenses	316,258	694,774
Other current assets, net	4,040,152	3,205,394
Due from directors	758,033	79,256
Inventories	11,297,513	3,681,450
Deferred tax asset	117,952	0
Total current assets	77,087,389	50,823,163
Property and equipment, net	11,561,034	483,376
Land use right, net	5,905,583	0
Intangible assets, net	33,958	1,385
Long-term prepayment	2,733,363	358,397
TOTAL ASSETS	$97,321,327	$51,666,321
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,238,179	$853,762
Accrued expenses and other current liabilities	2,216,128	593,846
Short-term loan	6,460,945	1,814,937
Due to directors	11,959	0
Taxes payable	4,209,907	3,718,963
Total current liabilities	15,137,118	6,981,508
Other non-current liabilities	0	138,767
Total liabilities	15,137,118	7,120,275
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock: par value USD0.001, authorized 10,000,000 shares, none issued and outstanding at December 31, 2011 and 2010	0	0
Common Stock: par value USD0.001, authorized 190,000,000 shares, issued and outstanding 36,807,075 shares at December 31, 2011 and 32,472,075 at December 31, 2010	36,807	32,472
Additional paid-in capital	39,671,966	21,384,050
Appropriated retained earnings	4,504,667	2,428,847
Unappropriated retained earnings	34,989,429	20,125,001
Accumulated other comprehensive income	2,981,340	575,676
Total stockholders’ equity	82,184,209	44,546,046
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$97,321,327	$51,666,321

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenues	$9,731,237	$13,944,715	$29,715,407	$24,843,836
Less: Business tax and surcharges	165,733	285,479	638,377	455,919
Net revenues	9,565,504	13,659,236	29,077,030	24,387,917
Cost of revenues	1,271,549	3,603,620	6,130,071	4,929,974
Gross profit	8,293,955	10,055,616	22,946,959	19,457,943
Operating expenses
Selling and distribution expenses	676,610	543,336	2,344,993	1,412,499
General and administrative expenses	3,326,555	837,393	7,944,055	3,075,833
Research and development expenses	407,612	470,673	1,434,525	1,203,264
	4,410,777	1,851,402	11,723,573	5,691,596
Income from operations	3,883,178	8,204,214	11,223,386	13,766,347
Other income (expenses)
Interest income	5,193	19,998	107,467	37,204
Interest expense	(35,775)	(30,741)	(87,005)	(220,668)
Refund of value-added tax	804,627	-	2,112,463	-
Government grants	911,552	-	5,651,686	-
Other Income	(71,947)	77,736	7,890	78,176
Other expenses	13,935	(81,252)	(117,024)	(120,174)
	1,627,585	(14,259)	7,675,477	(225,462)
Income before income tax expense	5,510,763	8,189,955	18,898,863	13,540,885
Income tax expense	717,043	(2,276)	1,958,615	-
Net income	4,793,720	8,192,231	16,940,248	13,540,885
Foreign currency translation fluctuation	620,769	751,424	2,405,664	1,170,811
Comprehensive income	$5,414,489	$8,943,655	$19,345,912	$14,711,696
Weighted average number of common shares outstanding
Basic	36,807,075	32,472,075	36,263,911	31,022,002
Diluted	36,974,086	32,472,075	37,163,690	31,022,002
Earnings per share
Basic	$0.13	$0.25	$0.47	$0.44
Diluted	$0.13	$0.25	$0.46	$0.44

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$16,940,248	$13,540,885
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	323,671	93,135
Provision for doubtful debt	928,218	0
Share-based compensation expenses	350,000	0
Changes in operating assets and liabilities:
Accounts receivable	(15,159,545)	(14,480,828)
Advance to suppliers	(6,014,830)	(6,704,245)
Prepaid expenses	399,563	(433,865)
Other current assets, net	(795,636)	768,351
Due from directors	(664,592)	0
Inventories	(7,347,497)	(3,280,951)
Deferred tax asset	(116,027)	0
Long-term prepayment	(2,322,161)	(784,576)
Accounts payable	1,328,366	498,222
Accrued expenses and other current liabilities	1,572,534	118,273
Other non-current liabilities	(141,940)	0
Amount due to directors	11,764	(24,641)
Taxes payable	337,200	2,052,307
Net cash flows used in operating activities	(10,370,664)	(8,637,933)
Cash flows from investing activities
Acquisition of property and equipment	(11,124,679)	(449,169)
Acquisition of land use right	(5,877,870)	0
Collection on loans to third parties	2,884,763	(2,579,165)
Payment on loans to third parties	(2,784,653)	0
Collection on amount due from directors	0	2,028,869
Acquisition of Delixunda Company (net of cash acquired)	(40,223)	0
Net cash flows used in investing activities	(16,942,662)	(999,465)
Cash flows from financing activities
Collection (payment) on restricted deposit	371,287	(362,987)
Proceeds from issuance of common stock (net of finance costs)	17,332,251	17,073,720
Repayment of loans from third parties	0	(147,520)
Repayment of contingently convertible notes	0	(2,000,000)
Proceeds from exercise of warrants	610,000	0
Repayment of short-term loan	(1,856,436)	0
Proceeds from short-term loan	6,355,495	1,770,238
Net cash flows provided by financing activities	22,812,597	16,333,451
Effect of exchange rate fluctuation on cash and cash equivalents	380,568	258,224
Net increase (decrease) in cash and cash equivalents	(4,120,161)	6,954,277
Cash and cash equivalents – beginning of the year	10,259,750	3,305,473
Cash and cash equivalents – end of the year	$6,139,589	$10,259,750
Supplemental disclosure of cash flow information
Cash paid for interest	$74,332	$220,668
Cash paid for income taxes	$390,586	$0
Supplemental disclosure of noncash financing activities
Conversion of contingently convertible notes to common stock	$0	$3,000,000
Issuance of 30,000 common shares to settle the lawyer's fee relating to this IPO at issuing price of $5.00	$150,000	$0